UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2007 (May 29, 2007)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement of a Registrant.

On May 29, 2007, Anthracite Capital, Inc. (the "Company") issued $50 million aggregate principal amount of senior notes due 2017 (the "Notes") in a private placement. The Notes bear interest from the date of issuance to but excluding July 30, 2012 at the annual rate of 7.772% and thereafter at an annual variable rate, reset quarterly, equal to LIBOR plus 2.55%. The Notes were issued by the Company pursuant to an indenture, dated as of May 29, 2007 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee. The Company has the option to redeem all or a portion of the Notes at any time on or after July 30, 2012 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to but excluding the redemption date. In addition, upon the occurrence and during the continuation of certain investment company or tax events, the Company may, at its option, redeem the Notes, in whole but not in part, at a redemption price equal to 105% of the principal amount thereof plus accrued and unpaid interest to but excluding the redemption date. The net proceeds will be used by the Company to finance the Company's commercial real estate strategies.

The foregoing description of the Indenture is not complete and is qualified in its entirety by reference to the full text of the Indenture, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of May 29, 2007, between Anthracite Capital, Inc. and Wilmington Trust Company, as trustee
99.1	Press release, dated May 29, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ James J. Lillis
Name:	James J. Lillis
Title:	Chief Financial Officer and Treasurer

Dated:	June 1, 2007